UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

January 2, 2015

Date of Report (Date of earliest event reported)

AMERISERV FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-11204	25-1424278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

Main and Franklin Streets, Johnstown, Pennsylvania		15901
(Address of principal executive offices)		(Zip Code)

(814) 533-5300 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On December 30, 2014, the Board of Directors of AmeriServ Financial, Inc. (the “Company”) approved amendments to the bylaws of the Company to (i) provide that the Non-Executive Chairman of the Board can provide, or direct the giving of, notices of annual meetings of shareholders, and that the shareholder notices required by the bylaws for director nominations or agenda items for consideration at meetings of shareholders should be addressed to the attention of the Non-Executive Chairman of the Board of Directors, (ii) reduce the maximum number of directors from fifteen to twelve, with the exact number fixed from time to time by resolution of the Board of Directors, and provide that an interim chief executive officer will not serve on the Board of Directors while serving in an interim capacity, (iii) require that special meetings of the Board of Directors be called by a majority of Board of Directors, as opposed to three or more directors, (iv) authorize the payment of additional fees for service as Non-Executive Chairman of the Board of Directors and Non-Executive Vice Chairman of the Board of Directors, as recommended by the Compensation Committee of the Board of Directors, (v) increase the dollar amount of the market value of unencumbered shares of the Company each director must own from $6,000.00 to $9,000.00, (vi) provide specific quorum and voting requirements for special committees of the Board of Directors appointed from time to time, (vii) require that members of the Corporate Governance Committee and the Board Enterprise Risk Management Committee meet the same Nasdaq independence requirements applicable to the Executive, Audit, Nominating and Compensation Committees, (viii) specify that any Chief Auditor of the Company shall be appointed by, and shall report to, the Audit Committee of the Board of Directors, and (ix) add emergency provisions applicable in the event of a regional or national disaster.  A copy of the bylaws of the Company, as amended, is attached hereto as Exhibit 3.2, and the foregoing description is qualified by reference to the full text of the bylaws attached hereto.

Item 9.01     Financial Statements and Exhibits.

(d)

Exhibits:

3.2

Amended Bylaws of AmeriServ Financial, Inc., effective as of December 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, INC.

Dated: January 2, 2015	By:	\s\ Jeffrey A. Stopko
Jeffrey A. Stopko
EVP & CFO

EXHIBIT INDEX

Exhibit Number	Description

3.2	Amended Bylaws of AmeriServ Financial, Inc., effective as of December 30, 2014